Exhibit 99.1
Contact: Michael McDonald
Senior Vice President and Chief Financial Officer
Telephone: +1 703 478 5845
E-mail: mmcdonald@fairchild.com

FAIRCHILD ANNOUNCES THE RESIGNATION OF JEFFREY STEINER AS CHIEF EXECUTIVE OFFICER AND MEMBER OF THE BOARD OF DIRECTORS

McLean, Virginia (October 8, 2008) – The Fairchild Corporation (NYSE: FA) announced today that, due to illness,  Jeffrey Steiner, the Company’s founder and driving force for more than twenty years, has submitted his resignation as Chief Executive Officer and Director of the Company.    Effective May 13, 2008, he resigned as Chairman of the Board.  He will remain a strategic consultant.

Philip Sassower, Fairchild’s Chairman, and Eric Steiner, its President and Chief Operating Officer, will share responsibilities as Chief Executive Officers, on an acting basis.

“Jeffrey Steiner is one of the most creative and versatile industrialists and financiers of his time.  We are pleased that he will remain as a consultant and adviser as long as he is able.   We believe that Fairchild has exciting components which, when properly capitalized and restructured, will provide a strong platform for growth and ultimate expansion,” said Mr. Sassower.

“Over the past year, we have made progress in reducing costs while solidifying and improving our team.  We are now prepared to advance at an even quicker pace, and are pleased that Jeffrey Steiner has agreed to stay on to provide us with his wisdom, experience and entrees to new strategic opportunities,” said Eric Steiner.

Mr. Sassower is Managing Director of Phoenix, Fairchild’s largest shareholder.  Mr. Eric Steiner is the son of Jeffrey Steiner and has been with Fairchild since 1991.

About The Fairchild Corporation
The business of Fairchild consists of three segments: PoloExpress, Hein Gericke and Aerospace. Fairchild’s PoloExpress and Hein Gericke businesses design and sell motorcycle protective apparel, helmets and a large selection of technical accessories for motorcyclists. Together, Hein Gericke and PoloExpress operate 234 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild’s aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions and changes in the assumptions used in making such forward-looking statements.